Exhibit 10.67

March 23, 1998

Mr. Paul Goldstein
Senior Director Finance, Controller
ImClone Systems, Inc.
22 Chubb Way
Somerville, NJ  08876

Dear Mr. Goldstein

FINOVA Technology Finance, Inc. ("Lessor") is pleased to offer to lease the Equipment described below to ImClone Systems, Inc. ("Lessee").

The outline of this Commitment is a follows:

Lessee:                  ImClone Systems Inc.

Lessor:                  FINOVA Technology Finance, Inc.

Equipment:               Various laboratory,  computer and office equipment, and
                         leasehold improvements.  All equipment shall be subject
                         to  review   and   approval   by  the  Lessor  for  its
                         acceptability  for lease  under  this  Commitment.  The
                         Equipment Cost of all leasehold improvements shall not exceed $420,000. However, no leasehold improvements may be acceptable for lease if, at the time of closing, their Equipment Cost plus the aggregate Equipment Cost for previously delivered leasehold improvements shall exceed 21% of the Equipment Cost of all Equipment then and previously delivered under prior commitments.

Equipment Cost:          $2,000,000

Equipment Location:      Somerville, NJ and an office in New York, NY

Anticipated Delivery:    February 1, 1998 - March 31, 1999

Closing Date:            The  date  that  the  Lessor  makes  payment  for   the
                         Equipment covered  under each schedule to the Equipment
                         Lease   (each  a  "Schedule"  and   collectively    the
                         "Schedules")  with an aggregate   cost of not less than
                         $75,000,  but no later than March 31, 1999.

Term: From each Closing Date until 48 months from the thirtieth day of the month next following or coincident with that Closing Date.

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Monthly Rent:            Monthly Rent equal to 2.420% of Equipment Cost shall be
                         payable monthly in advance. First and last month's rent due in advance.

Adjustment to
Rental Payments:         If on the second  business  day  preceding  the Closing
                         Date for each Schedule, the highest yield for four-year
                         U.S.  Treasury  Notes as  published  in The Wall Street
                         Journal  is  greater  or less than the yield on January
                         12, 1998, the Monthly Rent Payments shall be increased or decreased to reflect such change in the yield. The yield as of January 12, 1998 is 5.26%. As of the Closing Date, the Monthly Rent Payments shall be fixed for the entire term.

Interim Rent:            Interim  Rent shall accrue from each Closing Date until
                         the 29th day of the month (27th day of the month in the case of February) unless the Closing Date is on the 30th day of the month. If the Closing Date is the 31st day of a month, Interim Rent shall accrue until the 29th day of the next following month. Interim Rent shall be at the daily equivalent of the currently adjusted Monthly Payment.

Net Lease:               The lease shall be a net-net-net  lease  containing the
                         usual provisions in the Lessor's lease agreement and such other or different provisions that are agreed to by the parties. The Lessee shall be responsible for maintenance, insurance, taxes, and all other costs and expenses.

Taxes: Sales or use taxes shall be added to the Equipment Cost or collected on the gross rentals, as appropriate. The Lessee will be given an opportunity to supply tax exemption certificates where applicable.

Insurance:               Prior to any  delivery of  Equipment,  the Lessee shall
                         furnish confirmation of insurance reasonably acceptable to the Lessor covering the Equipment including primary, all risk, physical damage, property damage and bodily injury with appropriate loss payee endorsement in favor of the Lessor.

Condition to Closing:    Conditions precedent to each Closing Date shall include
                         that no payment is then past due to the Lessor or any assign of the Lessor from the Lessee, that the Lessee is in compliance with the material provisions of this Commitment and the lease, that information requested by the Lessor and all documentation then required by the Lessor's counsel has been received by the Lessor including resolutions of the Board of Directors of the Lessee authorizing the transactions contemplated by this Commitment and an opinion of counsel for the Lessee satisfactory to counsel for the Lessor, that the Lessee is not in default under any material contract to which it is a party or by which it or its property is bound, and that there has not been any material adverse change or threatened material adverse change in the financial or other condition, business, operations, properties, assets or prospects of the Lessee since
                         December 31, 1996 or from the written  information that

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                         has been  supplied  to the Lessor  prior to the date of
                         this Commitment by the Lessee.

                         The Lessor shall not be responsible for any failure of suppliers or manufactures of the Equipment or their distributors to perform their obligations to the Lessor or the Lessee. The Lessee shall provide quarterly financial statements and status reports during the Commitment period.

Purchase Option:         The Lessee  shall have the option to purchase  all (but
                         not less than all) the Equipment, at the expiration of the term of the lease for the then current Fair Market
                         Value of the Equipment, plus applicable sales and other taxes.

Automatic Renewal:       In the event the Lessee does not  exercise the Purchase
                         Option described above, the lease shall automatically renew for a term of one year with Monthly rentals equal to 1.50% of Equipment Cost payable monthly in advance.
                         At the expiration of the renewal period, the Lessee shall have the option to purchase all (but not less than all) the Equipment for its then current Fair
                         Market Value, plus applicable sales and other taxes.

Additional Covenants:    There  shall  be  no  actual  or  threatened   material
                         conflict with, or material violation of, any regulatory statute, standard or rule relating to the Lessee, its present or future operations, or the Equipment.

                         All statements made by the Lessee to the Lessor shall be correct in all material respects and shall not omit any material fact necessary to make the statements not misleading in light of the circumstances in which they are made. There shall be no material breach of the representations and warranties of the Lessee in the lease during the term of the lease and any renewal periods. The representations shall include that the Equipment Cost of each item of the Equipment does not exceed the fair and usual price for like quantity purchases of such item and reflects all discounts, rebates and allowances for the Equipment given to Lessee or any affiliate of Lessee by the manufacturer, supplier or anyone else including, without limitation, discounts for advertising, prompt payment, testing or other services.

Fees and Expenses:       The  Lessee  shall  be  responsible  for  the  Lessor's
                         reasonable expenses in connection with the transaction.

Survival:                The Commitment  Letter shall survive closing.  However,
                         if  there  is  any  conflict   between  the  terms  and
                         conditions of the Master Equipment Lease Agreement and Schedules and those of this Commitment Letter, the Master Equipment Lease Agreement and Schedules shall control.

Commitment-Expiration:   This Commitment shall expire on March 31, 1998,  unless
                         prior thereto either extended in writing by the Lessor or accepted as provided below by the Lessee. A $15,000
                         Commitment  Fee  shall  be due  upon  signing  of  this

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                         letter.  The $15,000  previously  paid  Application Fee
                         shall be applied towards the Commitment Fee. The Commitment Fee shall be first applied to the costs and
                         expenses   of  the  Lessor  in   connection   with  the
                         transaction, and any remainder shall be applied to the second month's rent due under the Schedules on a pro-rata basis.

Should you have any questions, please call me. If you wish to accept this Commitment, please so indicate by signing and returning the enclosed duplicate copy of this letter to me by April 1, 1998.

                                     Sincerely,

                                     FINOVA TECHNOLOGY FINANCE, INC.

                                     By: /s/ Linda A. Moschitto
                                        ---------------------------------------
                                             Linda A. Moschitto
                                             Director - Contract Administration

Accepted this 1 day of April, 1998

IMCLONE SYSTEMS, INC.

By: /s/ Paul A. Goldstein
   ----------------------------
Typed or Printed Name:
        Paul A. Goldstein
Title:  Senior Director Finance, Controller